Exhibit 99.1

Dear Shareholders,

Sit back. Relax. Imagine you are in front of your TV. Imagine being able to get any movie, any TV show, any video, any music video, or any song, from the web right to your large screen HD TV. Imagine you only need one remote to get all of that from one box that also delivers your existing cable TV service. Imagine you could get the DVR service that accesses all this for less money than the typical cable DVR service costs today. And imagine you could actually lower the cost of your cable service while you are at it. Basically, imagine being able to get anything you want to watch on your television set whenever you want it, whether recorded, downloaded or streamed. And imagine having search and discovery suggestions that are so personally relevant you are always guaranteed to have just what you wanted to see anytime you turn your TV on.

A fantasy? Far into the future maybe? Not at all. This is essentially what TiVo offers today. Surprised? Most people know TiVo is a DVR - a digital video recorder, that records and time shifts programming. What you probably don’t know is that TiVo is the only DVR that is also a DVR - a digital video retriever. By connecting a TiVo DVR to your broadband internet service, TiVo becomes the ultimate affordable home entertainment hub. It is the ultimate TV dream machine making sure that every time you turn on your TV the content present is the most personally desirable and relevant. It is TiVo’s mission to provide the absolute best television viewing experience.

Now that you know what TiVo is really all about - the one box, one remote, one user interface, one stop shop for all content that is the easy, elegant and affordable ultimate television experience - you might want to understand a little more about our view of what it is that we believe is happening in the broader television landscape that makes us so excited about TiVo. We see six major trends defining television viewing over the next several years.

1. DVR penetration continues to grow. Analysts predict there will be growth to as many as 50 million DVR homes or more in the near future. TiVo is the only brand name in this space.

2. The ability to connect broadband directly to the TV will make possible something approaching infinite choice in the number of television options available to the viewer. This will make the 500 channel universe quickly seem like small potatoes for both the couch potato and all elements of the TV audience. TiVo is in the midst of fulfilling this great promise.

3. Given all this choice, just as the Google-type search tamed the vast array of choices available to internet users so you could get on your computer exactly what you wanted very quickly, this new world of almost infinite television choice will require a form of television search and new forms of content discovery that is easy, fast and personally relevant for the TV viewer. TiVo today is already fast forwarding into the future and provides search from the remote control that makes navigating this new world of limitless television options both fast and fun.

4. With the government mandated transition to digital broadcasting, and the ever expanding number of high definition channels, HD television sets will continue to be one of the major household purchases in this country. HD sets in many cases will be the largest consumer purchase for the household after an automobile. The large screen television will not only be the center of entertainment in the home, in difficult economic times many will opt for cheaper in-home entertainment rather than going out. This trend plays well to TiVo’s strength of getting by far the most choice and value out of one’s big high definition television set.

5. There will be a plethora of new devices hitting the market that are intended to attach to the television set. There will be many different boxes on the market, each of which may provide some piece of this world of limitless television choice. Some boxes will stream old movies to the television set. Some boxes may allow for access to web video. Some boxes will just facilitate reception of high definition and traditional television channels from your cable company. Consumers will increasingly want ease and simplicity — that one box, working with one remote, and that one user interface that gets you all your traditional and HD channels along with the explosion in new choice being made available. That fantasy of the future of an all-in-one solution is what TiVo provides today.

6. The viewer will be totally in control of what he or she watches and when. Broadcast and cable networks, cable and satellite operators, no longer dictate the TV viewing schedule. Viewers are able to decide what is watched, and very importantly, exactly what won’t be watched. Including commercials.

Now, Pause. Sit up. In this issue lies what may be the single biggest challenge to the television industry. So far the television world has been spared much of the financial pain that print media has experienced. However, with 50 million or more households, representing what could be two thirds or more of the households most desirable for advertisers to reach, avoiding half or more commercials that are aired on their TV sets, the broadcast and cable industries are headed for an enormous crisis. TiVo has created a number of ad solutions intended to reach the viewer that fast forwards through ads. We have also created audience research data that helps guide advertisers, marketers and networks through this world of DVR based consumer control and helps them to understand how to navigate through these new challenges so they can be overcome. TiVo is the only DVR based solution for this enormous challenge facing the television industry.

So now you hopefully understand how differentiated the TiVo service is as a way to experience TV, and how uniquely we ride all the macro trends redefining the television landscape. We could not be more bullish on how exciting all these developments are for the television viewer. TiVo’s proudly leading the way in defining what television viewing will mean going forward. We very much subscribe to the notion that the best way to predict the future is to be the ones making it happen.

We wish we could be equally bullish about the television industry. We have come a long way in our relationships with the entire media world. While TiVo not long ago may have been viewed as a disruptive influence that with it came a certain pariah status in various television circles for having created an easy way for viewers to avoid commercials, we have over the last two years built strong relationships with many television advertisers, advertising agencies, movie studios, television networks, cable operators and internet video providers. We are working with all of them to further their own strategic goals in this new world of limitless television choice that brings with it the ultimate viewer control that results in massive commercial avoidance. Yet, we are very worried for the industry, because we do not believe as a whole that it is responding urgently enough to the massive dislocations these new dynamics will create.

Easy commercial avoidance in the next two to three years will create such an overwhelming challenge to the economics of television that it will rock the very foundations of the industry. It may well make what the newspaper industry is going through today seem like a minor tremor by comparison. The writing is on the wall. The behavior in TiVo households is abundantly clear. Consumer control means commercial avoidance. Yet TiVo actually improves the ratings of major broadcast and cable network programming by virtue of making it so easy for people to get to watch what they want, when they want to, making this technology very industry friendly by improving the audience delivery goals of the major television players.

But the advertising equation is going to fundamentally change because viewers are going to need to be enticed to watch an ad, and are not going to passively do so just because it’s attached to a program. We know that television advertising can be made more effective — as accountable and measurable as internet advertising which has distinguished itself with new metrics of efficiency — and can continue to be more visually impactful as an audience grabber than ever when presented in the format of a large HD television set experience.

However, the industry has to recognize it’s about to face an enormous crisis and without responding to that impending crisis quickly, the dislocations will be huge. No doubt we see major opportunities for TiVo in what emerges here in working with the major TV industry players to make television advertising more effective than ever with ad solutions that create internet levels of accountability and measurability, but we also know we have a lot of work in continuing to evangelize just how quickly the industry must turn its attention to changing so much of how it now conducts itself.

I decided that rather than give you a typical operational update on the company’s progress, it was more valuable to lay out what TiVo is today, what the key trends are in the television industry, what are the transformational issues that we see challenging the industry, and how all of this can result in great opportunity for TiVo to further weave its way into the fabric of the media industry. In addition, we want to note that we believe we are well on our way to our first full year of positive EBITDA performance, that we are proud this has been a year of great success in enforcing our intellectual property, and are gratified we have launched our new software upgrade for cable operators which we believe should very much boost our subscriber growth.

Now that you’ve read this, I certainly hope that you feel that had you been really relaxing in front of your television set instead of reading this, you would have not fast forwarded through this message.

Thank you for you ongoing support.

/s/ Thomas S. Rogers
Tom Rogers
CEO and President